PRINCIPAL HEADS OF TERMS
BETWEEN
2-Track (UK) AND Hansworth M.E. LLC

Date: 8th December 2005

Document Ref: HT -- 190705 - HW

Circulation: See below:

2-TRACK Ltd 35 Argo House Kilburn Park Road London NW6 5LF	Hansworth M.E.LLC Suite G20-21, Emarat Atrium Sheikh Zayed Road P O Box 54227, Dubai - UAE
Mike JUNG Jae Hyun	Iseeb Rehman

This document represents a Heads of Terms agreement between Hansworth M.E.LLC ("Hansworth") and 2-Track Ltd ("2-Track") relating to contractual terms to be entered into between the parties relating to the technology development, marketing and distribution rights, and access to markets of the following:-

  2-Track's Condor FMS, a fleet management system, monitoring equipment and software applications (the "Products") aimed at both commercial and consumer markets
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PURPOSE OF AGREEMENT

  Hansworth and 2-Track have agreed to work closely together and cooperate fully to distribute the Condor FMS in the Field.

  It is intended to achieve territorial advantages in specifically defined market niches through a combination of cost leadership, service excellence, and strong local partnerships in each market. The explicit aim of both parties is to drive effective sales as telematics markets start to accelerate in the Field.

  The agreement reflects the parties intention to develop mutual exclusivity (as far as is commercially and legally possible) in the Field. Initially Hansworth shall be appointed as an "Exclusive Partner" in the Field

  As an Exclusive Partner, Hansworth shall be offered exclusive territorial marketing rights on its targeted business markets in exchange for agreed exclusivity fee of 80,000 U.S. dollars for GCC country ( which U$D 40,000 for prepayment for software and U$D 40,000 for 2-Track Global Shares ) where it is required exclusivity and minimum purchase guarantees as specified below ( Below purchase guarantees are for entire gulf region ).

Years	Number of units
Initial year ( first 18 month )	5000
2nd year	8000
3rd year	10000
4th year	12000
5th year	15000

  This Agreement contemplates that Hansworth shall purchase the Products from 2-Track on behalf of Hansworth's customers. As a strategic partner, Hansworth shall be offered competitive terms for clients in the Field.

  All payments shall be Subject to Terms and conditions of business of 2-Track from time to time in force

  The method of allocating service charges to customers, i.e. implementation, repairs and maintenance, shall be discussed by parties.

  Hansworth's targeted business markets include but are not limited to:-

  Vehicle Fleet Management

  The companies have agreed that in order to facilitate the terms of this agreement that both parties will perform the following:

  (1) 2-Track shall provide reasonable sales and technical training, and technical support to Hansworth.

  (2) Hansworth will actively promote the Products and provide technical assistance for 2-Track in implementation and supporting customers. During the term of this agreement, neither Hansworth nor any Affiliates of Hansworth, shall, without 2-Track's prior written
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  consent, distribute, sell, promote or market in the Field any lines or products that directly compete with the Products.

  (3) In respect of any bespoke applications or commissions requested by customers of Hansworth, including but not limited to software development, system integration, or system consulting, the parties shall discuss in good faith to customer requirements and deal them case by case basis.

  The agreement shall cover a period of five and half years commencing on the date of execution of this Heads of Term document.

Non Disclosure
  A non-disclosure agreement between 2-Track and Hansworth has already been signed and both parties shall share information with each other under the restrictions of that agreement, unless specifically authorised in writing by both companies.

Intellectual Property
  All Intellectual Property residing in the Products technology and architecture and any developments or improvements thereto shall remain the property of 2-Track Limited.

Public Notices
  The parties agree that no information shall be made public without written approval by both parties.

Non Disclosure
  It is agreed between the parties that as soon as is practical after the signing of this Heads of Terms document and in any event no later than 30 days from the date hereof the parties shall enter into detailed contracts reflecting the proposed terms contained herein.
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Signed for and on behalf of 2-Track Ltd
Michael Jung, Chief Executive Officer
Date : 8th December 2005
Signed for and on behalf of Hansworth M.E.LLC
Iseeb Rehman, Managing Director
Date : 8th December 2005

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